Exhibit 5.1

June 17, 2026

Imunon, Inc.

997 Lenox Drive, Suite 100

Lawrenceville, New Jersey 08648

Re:	Registration Statement on Form S-8 – Imunon, Inc. 2018 Stock Incentive Plan, as amended as of June 16, 2026

Ladies and Gentlemen:

Imunon, Inc., a Delaware corporation (the “Company”), is filing with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance of up to 1,000,000 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”), issuable pursuant to the Company’s 2018 Stock Incentive Plan, as amended as of June 16, 2026 (the “Plan”), as well as the authorized forms of stock option, restricted stock or other applicable award agreements under the Plan (collectively, the “Award Agreements”).

Item 601 of Regulation S-K and the instructions to Form S-8 require that an opinion of counsel concerning the legality of the securities to be registered be filed as an exhibit to a Form S-8 registration statement if the securities are original issue shares. This opinion is provided in satisfaction of that requirement as it relates to the Registration Statement.

In rendering this opinion, we have examined copies of (a) the Company’s Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws, each in the form filed as exhibits with the Commission, (b) the Plan, in the form filed as an exhibit with the Commission, and (c) such other records and documents as we have deemed advisable in order to render this opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, and the conformity to the originals or certified copies of all documents submitted to us as copies thereof.

As a result of the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that, under the laws of the State of Delaware, when issued pursuant to and in accordance with the Plan and the applicable Award Agreements, the shares of Common Stock that are the subject of the Registration Statement will be validly issued, fully paid, and non-assessable.

In rendering this opinion, we have assumed that the resolutions authorizing the Company to issue the shares of Common Stock pursuant to the Plan and the applicable Award Agreements will be in full force and effect at all times at which the shares of Common Stock are issued by the Company and that the Company will take no action inconsistent with such resolutions. We have further assumed that each award under the Plan will be approved by the Board of Directors of the Company or an authorized committee of the Board of Directors in accordance with applicable law.

Our opinion expressed above is limited to the General Corporation Laws of the State of Delaware, as currently in effect, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter that might affect the opinions expressed herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Thompson Hine LLP

Thompson Hine LLP